Exhibit 99.1

MRC Global Announces

Preliminary Commitments on Senior Secured Term Loan

HOUSTON, TX – September 15, 2017 – MRC Global Inc. (NYSE:MRC) announced today that its loan arrangers have received preliminary commitments from interested lenders in respect of a previously announced, new $400 million seven-year senior secured Term Loan B, and the arrangers have allocated participations to the lenders based on these commitments. The company expects to use the proceeds of the Term Loan B to refinance the company’s existing term loan obligations.

Under the Term Loan B, the company may elect to pay interest at either a rate based on LIBOR, subject to a floor of 1.00%, plus a 350 basis point margin, or at an alternative base rate.

The company expects that, consistent with its existing term loan facility, the obligations under the Term Loan B will be secured by a first priority lien on substantially all of the company’s assets, and substantially all of the assets of the company’s domestic guarantor subsidiaries, other than the assets securing the company’s asset-based lending (ABL) facility (which assets include the company’s accounts receivable, inventory and related assets) and by a second priority lien on this ABL collateral.

MRC Global expects to record a pre-tax charge upon the completion of the financing of the Term Loan B of approximately $4 million related to the write-off of original issue discount and debt issuance costs.

Although the arrangers of the Term Loan B have reported receipt of preliminary commitments from interested lenders and allocation of participations in the Term Loan B based on these commitments, the closing and funding of the Term Loan B will be subject to our fulfillment of various conditions, including entering into definitive documentation with the lenders, delivery of customary closing documents and legal opinions and delivery of collateral satisfactory to the lenders.

As previously announced, in connection with the entry into the term loan, the company also intends to amend its existing global ABL facility.

About MRC Global Inc.

Headquartered in Houston, Texas, MRC Global is the largest global distributor, based on sales, of pipe, valves and fittings (PVF) and related products and services to the energy industry and supplies these products and services across each of the upstream, midstream and downstream sectors. More information about MRC Global can be found on our website www.mrcglobal.com.

Forward-Looking Statements

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. Words such as “will,” “expects”, “would” and similar expressions are intended to identify forward-looking statements.

Despite the company’s expectations of entering into a new term loan, the terms and pricing of a term loan, the amendment of its global ABL facility amendment, the terms of the amendment and the use of proceeds to refinance its existing term loan are only the company’s expectations regarding these actions. Whether the company is actually successful in obtaining such a term loan and global ABL amendment on expected terms and conditions with expected uses of proceeds is dependent on a number of factors, including (among others) debt market conditions, reaching final agreement on the definitive documentation with lenders and the company’s financial condition, results and future prospects, which, in turn are dependent on factors, including (among others) those that impact our business. These factors are more fully set out in the Company’s Annual Report on Form 10-K for the year ended December 31, 2016 that the company has filed with the U.S. Securities and Exchange Commission, which can be viewed at www.mrcglobal.com.

Contact:

Monica Broughton

Investor Relations

MRC Global Inc.

Monica.Broughton@mrcglobal.com

832-308-2847

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